Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Asbury Automotive Group, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Asbury Automotive Group, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying “Management Report on Internal Control Over Financial Reporting”, that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ DELOITTE & TOUCHE LLP
New York, New York

March 15, 2006 (September 6, 2006 as to the effects of the discontinued operations discussed in Notes 16 and 24)

ASBURY AUTOMOTIVE GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,194	$28,093
Contracts-in-transit	122,250	105,360
Accounts receivable (net of allowance of $1,216 and $2,073, respectively)	167,203	148,196
Inventories	709,791	761,557
Deferred income taxes	19,825	15,576
Prepaid and other current assets	57,419	58,476
Assets held for sale	51,498	25,748
Total current assets	1,185,180	1,143,006
PROPERTY AND EQUIPMENT, net	193,457	195,788
GOODWILL	457,405	461,650
OTHER LONG-TERM ASSETS	94,758	97,515
Total assets	$1,930,800	$1,897,959

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Floor plan notes payable—manufacturer affiliated	$204,044	$336,369
Floor plan notes payable—non-manufacturer affiliated	410,338	314,579
Current maturities of long-term debt	24,522	33,880
Accounts payable	72,432	53,078
Accrued liabilities	100,043	89,066
Liabilities associated with assets held for sale	26,847	20,538
Total current liabilities	838,226	847,510
LONG-TERM DEBT	472,427	492,536
DEFERRED INCOME TAXES	44,287	40,360
OTHER LONG-TERM LIABILITIES	28,094	35,821
COMMITMENTS AND CONTINGENCIES (Notes 18 and 19)

SHAREHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 10,000,000 shares authorized	—	—
Common stock, $.01 par value, 90,000,000 shares authorized 34,435,252 and 34,163,759 shares issued, including shares held in treasury, respectively	344	342
Additional paid-in capital	417,055	413,094
Retained earnings	148,986	87,905
Treasury stock, at cost; 1,586,587 shares held	(15,032)	(15,032)
Accumulated other comprehensive loss	(3,587)	(4,577)
Total shareholders’ equity	547,766	481,732
Total liabilities and shareholders’ equity	$1,930,800	$1,897,959

ASBURY AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Years Ended December 31,
	2005	2004	2003
REVENUES:
New vehicle	$3,353,499	$3,037,806	$2,548,829
Used vehicle	1,349,037	1,181,838	1,047,836
Parts, service and collision repair	636,778	566,691	481,565
Finance and insurance, net	150,617	133,110	110,138
Total revenues	5,489,931	4,919,445	4,188,368
COST OF SALES:
New vehicle	3,121,451	2,819,413	2,358,476
Used vehicle	1,229,613	1,083,116	956,728
Parts, service and collision repair	313,624	274,963	233,233
Total cost of sales	4,664,688	4,177,492	3,548,437
GROSS PROFIT	825,243	741,953	639,931
OPERATING EXPENSES:
Selling, general and administrative	644,410	586,847	497,337
Depreciation and amortization	19,670	18,208	17,562
Income from operations	161,163	136,898	125,032
OTHER INCOME (EXPENSE):
Floor plan interest expense	(28,717)	(19,214)	(14,594)
Other interest expense	(40,841)	(39,053)	(39,932)
Interest income	966	744	444
Other income, net	226	692	1,468
Total other expense, net	(68,366)	(56,831)	(52,614)
Income before income taxes	92,797	80,067	72,418
INCOME TAX EXPENSE	34,744	29,848	27,519
INCOME FROM CONTINUING OPERATIONS	58,053	50,219	44,899
DISCONTINUED OPERATIONS, net of tax	3,028	(146)	(29,712)
NET INCOME	$61,081	$50,073	$15,187
EARNINGS PER COMMON SHARE:
Basic—
Continuing operations	$1.78	$1.55	$1.38
Discontinued operations	0.09	(0.01)	(0.91)
Net income	$1.87	$1.54	$0.47
Diluted—
Continuing operations	$1.76	$1.54	$1.37
Discontinued operations	0.10	(0.01)	(0.91)
Net income	$1.86	$1.53	$0.46
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	32,691	32,502	32,648
Diluted	32,896	32,674	32,715

ASBURY AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in thousands)

	Common Stock		Additional Paid-in	Retained	Treasury Stock		Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Total
Balances, December 31, 2002	34,000,000	$340	$410,718	$22,645	(772,824)	$(6,630)	$(122)	$426,951
Comprehensive Income:
Net income	—	—	—	15,187	—	—	—	15,187
Change in fair value of interest rate swaps, net of $342 tax expense	—	—	—	—	—	—	635	635
Amortization of loss on interest rate swaps, net of $80 tax expense	—	—	—	—	—	—	122	122
Comprehensive income								15,944
Issuance of common stock in connection with the exercise of stock options	22,008	—	295	—	—	—	—	295
Stock and stock option compensation	—	—	69	—	—	—	—	69
Purchase of common stock	—	—	—	—	(817,189)	(8,434)	—	(8,434)
Balances, December 31, 2003	34,022,008	340	411,082	37,832	(1,590,013)	(15,064)	635	434,825
Comprehensive Income:
Net income	—	—	—	50,073	—	—	—	50,073
Change in fair value of interest rate swaps, net of $3,089 tax benefit	—	—	—	—	—	—	(5,212)	(5,212)

Comprehensive income								44,861
Issuance of common stock in connection with the exercise of stock options, including $95 tax benefit	141,751	2	1,955	—	—	—	—	1,957
Stock and stock option compensation	—	—	57	—	3,426	32	—	89
Balances, December 31, 2004	34,163,759	342	413,094	87,905	(1,586,587)	(15,032)	(4,577)	481,732
Comprehensive Income:
Net income	—	—	—	61,081	—	—	—	61,081
Change in fair value of interest rate swaps, net of $594 tax expense	—	—	—	—	—	—	990	990

Comprehensive income								62,071
Issuance of common stock in connection with the exercise of stock options, including $381 tax benefit	271,493	2	3,960	—	—	—	—	3,962
Stock and stock option compensation	—	—	1	—	—	—	—	1
Balances, December 31, 2005	34,435,252	$344	$417,055	$148,986	(1,586,587)	$(15,032)	$(3,587)	$547,766

ASBURY AUTOMOTIVE GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2005	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$61,081	$50,073	$15,187
Adjustments to reconcile net income to net cash (used in) provided by operating activities—
Depreciation and amortization	19,670	18,208	17,562
Depreciation and amortization from discontinued operations	1,504	2,643	3,975
Impairment of goodwill	—	—	37,930
Amortization of deferred financing fees	2,192	1,579	5,333
Change in allowance for doubtful accounts	(857)	(298)	249
(Gain) loss on sale of discontinued operations	(637)	79	123
Change in deferred income taxes	(916)	13,903	(7,300)
Other adjustments	6,786	6,167	3,919
Changes in operating assets and liabilities, net of acquisitions and divestitures—
Contracts-in-transit	(16,890)	(12,902)	(2,691)
Accounts receivable	(35,129)	(53,664)	(38,177)
Proceeds from the sale of accounts receivable	16,867	19,046	19,958
Inventories	56,541	(81,983)	(3,553)
Prepaid and other current assets	(35,869)	(38,376)	(20,511)
Floor plan notes payable—manufacturer affiliated	(139,781)	36,334	19,681
Accounts payable and accrued liabilities	25,776	16,983	11,186
Other long-term assets and liabilities	(795)	4,345	(282)
Net cash (used in) provided by operating activities	(40,457)	(17,863)	62,589
CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures—internally financed	(36,123)	(45,881)	(34,659)
Capital expenditures—externally financed	(41,940)	(23,591)	(19,974)
Construction reimbursements associated with sale-leaseback agreements	14,630	10,138	36,932
Purchase of previously leased real estate	(44,701)	—	—
Acquisitions	(24,613)	(108,323)	(117,953)
Proceeds from the sale of assets	102,589	41,910	23,511
Other investing activities	(992)	502	1,076
Net cash used in investing activities	(31,150)	(125,245)	(111,067)
CASH FLOW FROM FINANCING ACTIVITIES:
Floor plan borrowings—non-manufacturer affiliated	3,160,682	2,360,243	1,997,418
Floor plan repayments—non-manufacturer affiliated	(3,048,147)	(2,342,294)	(1,953,454)
Proceeds from issuance of senior subordinated notes	—	—	200,000
Payment of debt issuance costs	(4,975)	—	(6,740)
Proceeds from borrowings	24,531	21,606	115,510
Repayments of debt	(50,096)	(91,800)	(207,743)
Proceeds from the sale of assets associated with sale-leaseback agreements	15,132	114,873	—
Proceeds from the exercise of stock options	3,581	1,862	295
Purchase of treasury stock	—	—	(9,700)
Distributions to members	—	—	(3,010)
Net cash provided by financing activities	100,708	64,490	132,576
Net increase (decrease) in cash and cash equivalents	29,101	(78,618)	84,098
CASH AND CASH EQUIVALENTS, beginning of year	28,093	106,711	22,613
CASH AND CASH EQUIVALENTS, end of year	$57,194	$28,093	$106,711

See Note 17 for supplemental cash flow information

ASBURY AUTOMOTIVE GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS

Asbury Automotive Group, Inc. is a national automotive retailer, operating 125 franchises (90 dealership locations) in 23 metropolitan markets as of December 31, 2005. We offer an extensive range of automotive products and services, including new and used vehicles, vehicle maintenance, replacement parts, collision repair services, and financing, insurance and service contracts. We offer 33 domestic and foreign brands of new vehicles, including four heavy truck brands. We also operate 24 collision repair centers that serve our markets.

Our retail network was organized as separate dealership groups until the first quarter of 2005, when we reorganized our network into principally four regions: (i) Florida (comprising our Coggin dealerships operating primarily in Jacksonville and Orlando and our Courtesy dealerships operating in Tampa), (ii) West (comprising our McDavid dealerships operating throughout Texas, our Thomason dealerships operating in Portland, Oregon, our Spirit dealerships operating primarily in Los Angeles, California and our Northern California Dealerships), (iii) Mid-Atlantic (comprising our Crown dealerships operating in North Carolina, South Carolina and Southern Virginia) and (iv) South (comprising our Nalley dealerships operating in Atlanta, Georgia, and our North Point dealerships operating in Little Rock, Arkansas). Our Plaza dealerships in St. Louis, Missouri and our Gray Daniels dealerships operating in Jackson, Mississippi remain standalone operations. During the fourth quarter of 2005, we sold four of our Thomason dealerships in Portland, Oregon and are in the process of selling the remaining two dealerships as well as our Spirit Nissan and Dodge stores in Southern California. We expect to complete these sales in the first half of 2006, which will reduce the number of metropolitan markets in which we operate to 21.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and reflect the consolidated accounts of Asbury Automotive Group, Inc. and our wholly owned subsidiaries.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Accordingly, actual results could differ from these estimates. Estimates and assumptions are reviewed quarterly and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying Consolidated Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation reserves, reserves for chargebacks against revenue recognized from the sale of finance and insurance products, certain assumptions related to intangible and long-lived assets, reserves for self-insurance programs, reserves for certain legal proceedings, and reserves for estimated tax liabilities.  All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that have an original maturity of three months or less at the date of purchase.

Contracts-In-Transit

Contracts-in-transit represent receivables from unrelated finance companies for the portion of the vehicle purchase price financed by customers through sources arranged by us.

Inventories

Inventories are stated at the lower of cost or market. We use the specific identification method to value vehicle inventories and the “first-in, first-out” method (“FIFO”) to account for our parts inventories. We assess the lower of cost or market reserve requirement on an individual unit basis, based on historical loss rates, the age and composition of the inventory and current market conditions. Additionally, we receive advertising and interest credit assistance from certain automobile manufacturers. In accordance with Emerging Issues Task Force (“EITF”) 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” manufacturer advertising credits that are reimbursements of costs associated with specific advertising programs are recognized as a reduction of advertising expense in the period they are earned. All other manufacturer advertising and interest credits are accounted for as purchase discounts and are recorded as a reduction of inventory and recognized in New Vehicle Cost of Sales in the accompanying Consolidated Statements of Income in the period the related inventory is sold.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the useful life of the related asset. The range of estimated useful lives is as follows (in years):

Buildings and improvements	10-39
Machinery and equipment	5-10
Furniture and fixtures	3-10
Company vehicles	3-5

Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of such assets, are expensed as incurred.

We review property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If the carrying value exceeds the sum of the future undiscounted cash flows to be generated by the asset, the asset would be adjusted to its net recoverable value and an impairment loss would be charged to operations in the period identified.

We capitalize interest on borrowings during the active construction period of capital projects. Capitalized interest is added to the cost of the assets and is depreciated over the estimated useful lives of the assets.

Acquisitions

Acquisitions are accounted for under the purchase method of accounting and the assets acquired and liabilities assumed are recorded at their fair value as of the acquisition dates. The operations of the acquired dealerships are included in the accompanying Consolidated Statements of Income commencing on the date of acquisition.

Goodwill and Other Intangible Assets

Goodwill represents the excess cost of the businesses acquired over the fair market value of the identifiable net assets. We have determined that based on how we operate our business, allocate resources, and regularly review our financial data and operating results that we qualify as a single reporting unit for purposes of testing goodwill for impairment. We evaluate our operations and financial results in the aggregate by dealership. The dealership general managers implement the strategy as determined by the corporate office in conjunction with our regional management team, and have the independence and flexibility to respond effectively to local market conditions.

The fair market value of our manufacturer franchise rights is determined at the acquisition date through discounting the projected cash flows specific to each franchise. We have determined that manufacturer franchise rights have an indefinite life as there are no legal, contractual, economic or other factors that limit their useful lives and they are expected to generate cash flows indefinitely due to the historically long lives of the manufacturers’ brand names. Due to the fact that manufacturer franchise rights are specific to the location in which we acquire a dealership, we have determined that the dealership is the reporting unit for purposes of testing for impairment.

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we do not amortize goodwill and other intangible assets that are deemed to have indefinite lives. We review goodwill and indefinite lived manufacturer franchise rights for impairment annually on October 1st of each year, or more often if events or circumstances indicate that impairment may have occurred. We are subject to financial statement risk to the extent that intangible assets become impaired due to decreases in the related fair market value of our underlying businesses.

All other intangible assets are deemed to have definite lives and are amortized on a straight-line basis over the life of the asset ranging from 3 to 15 years and are tested for impairment when circumstances indicate that the carrying value of the asset might be impaired.

Fair Value of Financial Instruments

Financial instruments consist primarily of cash, contracts-in-transit, accounts receivable, notes receivable, restricted investments, accounts payable, floor plan notes payable, long-term debt and interest rate swap agreements. The carrying amounts of our accounts receivable, notes receivable, restricted investments, accounts payable, floor plan notes payable and interest rate swap agreements approximate fair value due either to length of maturity or existence of variable interest rates, which approximate market rates. As of December 31, 2005, our 9% Notes and our 8% Notes had a carrying value of $250.0 million and $200.0 million (excluding the effects of our fair value hedge), respectively, and a fair market value, based on current market prices, of $245.0 million and $190.0 million, respectively.

We have entered into two forward interest rate swaps with a combined notional principal amount of $170.0 million, to provide a hedge against changes in the interest rates of our variable rate floor plan notes payable for a period of eight years beginning in March 2006. As of December 31, 2005 and December 31, 2004, the swaps had a fair value of $5.9 million and $7.1 million, respectively.

We have entered into an interest rate swap agreement with a notional principal amount of $200.0 million as a hedge against changes in the fair value of our 8% Notes. As of December 31, 2005 and December 31, 2004, the swap agreement had a fair value of $8.0 million and $2.7 million, respectively.

We have entered into an interest rate swap agreement with a current notional principal amount of $14.7 million as a hedge against future changes in the interest rate of our variable rate mortgage notes payable. As of December 31, 2005 and 2004, the swap agreement had a fair value of $0.3 million and $0.2 million, which was included in Other Long-Term Assets and Other Long-Term Liabilities, respectively, on the accompanying Consolidated Balance Sheets.

Self Insurance

We are self insured for certain employee medical and workers compensation claims. We maintain stop loss insurance for individual and aggregate claims. We maintain and frequently review claim and loss histories to help us assess our future liability for these claims. In addition we use professional service providers such as account administrators and actuaries to help us accumulate and assess this information.

Revenue Recognition

Revenue from the sale of new and used vehicles is recognized upon delivery, passage of title, signing of the sales contract and approval of financing. Revenue from the sale of parts, service and collision repair is recognized upon delivery of parts to the customer or at the time vehicle service or repair work is completed. Manufacturer incentives and rebates, including manufacturer holdbacks, floor plan interest assistance and certain advertising assistance, are recognized as a reduction of new vehicle cost of sales when earned, generally at the time the related vehicles are sold.

We receive commissions from the sale of vehicle service contracts, credit life insurance and disability insurance to customers. In addition, we receive commissions from financing institutions for arranging customer financing. We may be charged back (“chargebacks”) for finance, insurance or vehicle service contract commissions in the event a contract is terminated. The revenues from financing fees and commissions are recorded at the time the vehicles are sold and a reserve for future chargebacks is established based on historical operating results and the termination provisions of the applicable contracts. Finance, insurance and vehicle service contract commissions, net of estimated chargebacks, are included in Finance and insurance, net in the accompanying Consolidated Statements of Income.

Equity-Based Compensation

We account for stock-based compensation issued to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” APB Opinion No. 25 requires the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock. We have adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-An amendment of FASB Statement No. 123.”

The following table illustrates the effect on net income and net income per common share had stock-based employee compensation been recorded based on the fair value method under SFAS No. 123, “Accounting for Stock-Based Compensation”:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)
Net income	$61,081	$50,073	$15,187
Adjustments to net income:
Stock-based compensation expense included in net income, net of tax	1	57	69
Pro forma stock-based compensation expense, net of tax	(2,224)	(4,277)	(3,335)
Pro forma net income	$58,858	$45,853	$11,921
Net income per common share—basic (as reported)	$1.87	$1.54	$0.47
Pro forma net income per common share—basic	$1.80	$1.41	$0.36
Net income per common share—diluted (as reported)	$1.86	$1.53	$0.46
Pro forma net income per common share—diluted	$1.79	$1.40	$0.36

We use the Black-Scholes option valuation model (“Black-Scholes”), which is the measure of fair value most often utilized under SFAS No. 123. Traded options, unlike our stock-based awards, are not subject to vesting restrictions, are fully transferable and may use lower expected stock price volatility measures than those assumed below. We estimated the fair value of stock-based compensation issued to employees during each respective period using Black-Scholes with the following weighted average assumptions:

	2005	2004	2003
Expected life of option	4 years	4 years	5 years
Risk-free interest rate	4.4%	3.3%	2.7%
Expected volatility	42%	51%	63%
Expected dividend yield	NA	NA	NA

Derivative Instruments and Hedging Activities

We utilize derivative financial instruments to manage our capital structure. The types of risks hedged are those relating to the variability of cash flows and changes in the fair value of our financial instruments caused by movements in interest rates. We document our risk management strategy and assess hedge effectiveness at the inception and during the term of each hedge. Derivatives are reported at fair value on the accompanying Consolidated Balance Sheets.

The changes in fair value of the effective portion of “cash flow” hedges are reported as a component of accumulated other comprehensive income (loss). Amounts in accumulated other comprehensive income (loss) are reclassified to interest expense to the extent the hedge becomes ineffective. The change in fair value of “fair value” hedges are recorded as a component of interest expense. Changes in the fair value of the associated hedged exposures (senior subordinated notes) are also recorded as a component of interest expense.

Measurements of hedge effectiveness are based on comparisons between the gains or losses of the actual interest rate swaps and the gains or losses of hypothetical interest rate swaps which are designed to reflect the critical terms of the defined hedged exposures. Ineffective portions of these interest rate swaps are reported as a component of interest expense in the accompanying Consolidated Statements of Income. We recognized minor ineffectiveness during the year ended December 31, 2005 and no ineffectiveness during the year ended December 31, 2004 and 2003.

Advertising

We expense production and other costs of advertising as incurred and media when the advertising initially takes place, net of certain manufacturer advertising credits and other discounts. Advertising expense from continuing operations totaled $51.0 million, $49.9 million and $39.8 million for the years ended December 31, 2005, 2004 and 2003, net of earned advertising credits and volume discounts of $8.1 million, $6.8 million and $5.6 million, respectively, and is included in Selling, General and Administrative expense in the accompanying Consolidated Statements of Income.

Construction Period Rent

We have entered into sale-leaseback agreements whereby an unaffiliated third party purchased the land and is either reimbursing us for the cost of construction of dealership facilities being constructed on the land or has agreed to purchase the assets from us upon completion of the project. We capitalize the costs of the construction and lease payments during the construction period and record a corresponding liability equal to the amounts reimbursed. Upon completion of the construction, we will execute the sale-leaseback transaction, remove the construction costs and the related liability from our Consolidated Balance Sheets and amortize the capitalized lease payments on a straight-line basis over the lease term. In accordance with FASB Staff Position FAS13-1 “Accounting for Rental Costs Incurred during a Construction Period”, in 2006 we will begin to expense all construction period rent as incurred.

Income Taxes

We use the liability method to account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all the deferred tax assets will not be realized.

Discontinued Operations

In accordance with, SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” certain amounts reflected in the accompanying Consolidated Balance Sheets as of December 31, 2005 and 2004, have been classified to Assets Held for Sale and Liabilities Associated with Assets Held for Sale, to the extent that they were held for sale at each balance sheet date. In addition, the accompanying Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003 have been reclassified to reflect the results of businesses sold during 2005 and the six months ended June 30, 2006 or held for sale as of June 30, 2006 as if we had classified those businesses as discontinued operations during the respective fiscal years presented (see Note 16).

Statements of Cash Flows

Borrowings and repayments of floor plan notes payable to a party unaffiliated with the manufacturer of a particular new vehicle, and all floor plan notes payable relating to pre-owned vehicles, are classified as financing activities on the accompanying Consolidated Statements of Cash Flows with borrowings reflected separately from repayments. The net change in floor plan notes payable to a party affiliated with the manufacturer of a particular new vehicle is classified as an operating activity on the Consolidated Statements of Cash Flows.

The net change in service loaner vehicle financing is reflected as an operating activity in the accompanying Consolidated Statements of Cash Flows, as theses borrowings and repayments are with lenders affiliated with the vehicle manufacturer from which we purchase the related inventory.

Construction reimbursements in connection with sale-leaseback agreements for the construction of new dealership facilities or leasehold improvements on our existing dealership facilities are included in investing activities in the accompanying Consolidated Statements of Cash Flows.

Proceeds from the sale of dealership facilities and the related real estate previously owned and subsequently leased back in connection with sale-leaseback agreements are reflected as financing activities in the accompanying Consolidated Statements of Cash Flows.

Externally financed capital expenditures include all expenditures that we have financed or sold during the reporting period or intend to finance or sell in future reporting periods through sale-leaseback transactions or mortgage financing. Internally financed capital expenditures include all capital expenditures which were paid using available cash and for which we do not intend to seek external financing.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist principally of cash deposits. We maintain cash balances in financial institutions with strong credit ratings. Generally, amounts invested with financial institutions are in excess of FDIC insurance limits.

Concentrations of credit risk with respect to contracts-in-transit and accounts receivable are limited primarily to automakers and financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising our customer base.

For the year ended December 31, 2005, Honda, Nissan, Mercedes-Benz, Toyota, BMW, Lexus, Ford and Acura accounted for 20%, 12%, 8%, 7%, 6%, 6%, 6% and 5% of our revenues from new vehicle sales, respectively. No other franchise accounted for more than 5% of our total new vehicle retail revenues in 2005.

Segment Reporting

We follow the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Based upon definitions contained in SFAS No. 131, we have determined that we operate in one segment and have no international operations.

Our operating businesses (dealerships) deliver the same products and services to a common customer group. Our customers are generally individuals. Our businesses generally follow the same management and marketing strategies, and each operate in a similar regulatory environment. We evaluate performance and allocate resources based on the operating results of our businesses.

Recent Accounting Pronouncements

In October 2005, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period,” which requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. This Staff Position is effective for reporting periods beginning after December 15, 2005. We currently capitalize rent incurred during the construction period and amortize the costs over the lease term. We will adopt the provisions of FSP No. FAS 13-1 as of January 1, 2006 and begin expensing all rent incurred during the construction period. We do not expect FSP No. FAS 13-1 to have a material effect on our consolidated financial statements.

In June 2005, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements.”  The consensus reached is that leasehold improvements acquired in a business combination or purchased subsequent to the inception of the lease should be amortized over the lesser of the useful life of the asset or the lease term that includes reasonably assured lease renewals as determined on the date of the acquisition of the leasehold improvement. We have adopted the provisions of EITF No. 05-6 and are amortizing leasehold improvements over the lesser of the useful life or the lease term, including reasonably assured renewal periods.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements.”  SFAS No. 154 requires all direct financial statement effects caused by a voluntary change in accounting principle to be applied retrospectively to prior period financial statements as if the new principle had always been applied, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change in principle. APB Opinion No. 20 and SFAS No. 3 previously required that a voluntary change in an accounting principle be recognized through a cumulative effect in net income in the period of change. SFAS No. 154 is effective for reporting periods beginning after December 15, 2005. We do not expect SFAS No. 154 to have a material effect on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-based Payment.”  This statement requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS No. 123 (revised 2004) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for SFAS No. 123 (revised 2004). Registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after September 15, 2005. The Commission’s new rule allows companies to implement SFAS No. 123 (Revised 2004) at the beginning of their next fiscal year, instead of the next reporting period, that begins after September 15, 2005. We will adopt Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) “Share-based Payment” in the first quarter of 2006. We expect our SG&A expense to increase by approximately $5.0 million in 2006 as a result of the adoption of SFAS No. 123 (revised 2004) and our decision to issue restricted stock units instead of stock options. Certain of our equity awards have conditions based on the performance of the company that may affect the number of awards ultimately issued. Therefore the amount of stock-based compensation expense recorded may materially differ from our current estimate.

3.   ACQUISITIONS

During the year ended December 31, 2005, we acquired three franchises (one dealership location) for $9.3 million of cash, $15.3 million from borrowings under our floor plan facilities, the exchange of two of our franchises valued at $1.5 million and $0.7 million of future payments. During the year ended December 31, 2004, we acquired seven franchises (seven dealership locations) for $75.9 million of cash, $32.5 million from borrowings under our floor plan facilities, with the remaining $2.5 million representing the fair value of future payments. During the year ended December 31, 2003, we acquired thirteen franchises (seven dealership locations) and one ancillary business for $0.3 million of cash, $79.6 million was funded through borrowings under our Committed Credit Facility and $38.1 million from borrowings under our floor plan facilities.

The allocation of purchase price for acquisitions is as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)
Inventory	$17,156	$36,162	$44,591
Fixed assets	344	4,048	4,200
Other assets	1	2,367	742
Goodwill	6,621	53,180	42,178
Franchise rights	2,629	15,428	30,000
Other liabilities	—	(280)	(3,758)
Total purchase price	$26,751	$110,905	$117,953

The allocation of purchase price to assets acquired and liabilities assumed for certain current and prior year acquisitions was based on preliminary estimates of fair value and may be revised as additional information concerning valuation of such assets and liabilities becomes available.

4.   ACCOUNTS AND NOTES RECEIVABLE

Accounts Receivable

We have agreements to sell certain of our trade receivables, without recourse as to credit risk, in an amount not to exceed $25.0 million per year. The receivables are sold at a discount, which is included in Selling, General and Administrative expense in the accompanying Consolidated Statements of Income. The discounts totaled $0.4 million, $0.5 million and $0.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. During the years ended December 31, 2005, 2004 and 2003, $17.3 million, $19.5 million and $20.5 million of receivables, respectively, were sold under these agreements and were reflected as reductions of trade accounts receivable.

Notes Receivable—Finance Contracts

Notes receivable resulting from the issuance of finance contracts in connection with the sale of new and used vehicles is included in Prepaid and Other Current Assets and Other Long-term Assets on the accompanying Consolidated Balance Sheets. Notes receivable have initial terms ranging from 12 to 60 months bearing interest at rates ranging from 8% to 31% and are collateralized by the related vehicles. Notes receivable from finance contracts consists of the following:

	As of December 31,
	2005	2004
	(In thousands)
Notes receivable—finance contracts, current	$10,932	$14,135
Notes receivable—finance contracts, long-term	16,312	23,007
Less—Allowance for credit losses	(3,535)	(6,279)
Total notes receivable—finance contracts, net	23,709	30,863
Notes receivable—finance contracts, current, net	(8,898)	(11,827)
Notes receivable—finance contracts, long-term, net	$14,811	$19,036

Contractual maturities of gross notes receivable-finance contracts as of December 31, 2005 are as follows (in thousands):

2006	$10,932
2007	8,674
2008	5,430
2009	2,024
2010	184
Thereafter	—
$27,244

5.   INVENTORIES

Inventories consist of the following:

	As of December 31,
	2005	2004
	(In thousands)
New vehicles	$556,141	$619,098
Used vehicles	111,000	98,071
Parts and accessories	42,650	44,388
Total inventories	$709,791	$761,557

The lower of cost or market reserves reduced total inventory cost by $4.3 million and $4.9 million as of December 31, 2005 and 2004, respectively. In addition to the inventories shown above, we have $18.9 million and $7.8 million of inventory as of December 31, 2005 and 2004, respectively, classified as Assets Held for Sale on the accompanying Consolidated Balance Sheets as they are associated with franchises held for sale. As of December 31, 2005 and 2004, advertising and interest credits from automobile manufacturers reduced new vehicle inventory cost by $5.2 million and $5.7 million, respectively; and reduced new vehicle cost of sales from continuing operations for the years ended December 31, 2005, 2004 and 2003, by $34.4 million, $31.1 million and $23.3 million, respectively.

6.   PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets consist of the following:

	As of December 31,
	2005	2004
	(In thousands)
Service loaner vehicles	$27,011	$23,640
Notes receivable—finance contracts, current, net	8,898	11,827
Ongoing sale-leaseback construction	2,889	7,134
Prepaid federal income taxes	7,743	6,820
Restricted investments	913	1,645
Other	9,965	7,410
Total prepaid and other current assets	$57,419	$58,476

7.   ASSETS AND LIABILITIES HELD FOR SALE

Assets and liabilities classified as held for sale include (i) assets and liabilities associated with discontinued operations held for sale at each balance sheet date, and (ii) costs of completed construction projects included in pending sale-leaseback transactions where an unaffiliated third party reimburses us or will reimburse us upon completion of the transaction.

Assets and liabilities associated with discontinued operations include the two remaining franchises (two dealership locations) in Oregon and two franchises (two dealership locations) in Southern California as of December 31, 2005. As of December 31, 2004, assets and liabilities associated with discontinued operations included two franchises (one dealership location) in Florida and two franchises (one dealership location) in Oregon. During the year ended December 31, 2005, we sold ten franchises (six dealership locations) including all four franchises (two dealership locations) that had been held for sale as of December 31, 2004. Assets associated with discontinued operations totaled $39.6 million and $11.2 million, and liabilities associated with discontinued operations totaled $16.8 million and $7.4 million as of December 31, 2005 and December 31, 2004, respectively.

Included in Assets Held for Sale as of December 31, 2005 was $11.9 million of costs associated with two completed projects included in pending sale-leaseback transactions. As of December 31, 2005, Liabilities Associated with Assets Held for Sale included $10.1 million of reimbursements from an unaffiliated third party associated with these completed construction projects. We expect to receive the final reimbursement from the unaffiliated third party and complete these sale-leaseback transactions in the first quarter of 2006.

Included in Assets Held for Sale as of December 31, 2004 was $14.5 million of costs associated with one completed project included in a pending sale-leaseback transaction. As of December 31, 2004, Liabilities Associated with Assets Held for Sale included $13.1 million of reimbursements from an unaffiliated third party associated with this completed construction project. During the year ended December 31, 2005, we received the final $1.4 million reimbursement from the unaffiliated third party and completed this sale-leaseback transaction.

A summary of assets held for sale and liabilities associated with assets held for sale are as follows:

	As of December 31,
	2005	2004
	(In thousands)
Assets:
Inventories	$18,940	$7,846
Property and equipment, net	32,558	17,902
Total assets	51,498	25,748
Liabilities:
Floor plan notes payable	16,775	7,456
Other liabilities	10,072	13,082
Total liabilities	26,847	20,538
Net assets held for sale	$24,651	$5,210

Included in Prepaid and Other Current Assets on the accompanying Consolidated Balance Sheets are costs associated with construction projects, which we intend to sell through sale-leaseback transactions but have not been completed and therefore are not available for sale. In connection with these construction projects, we have entered into sale-leaseback agreements whereby an unaffiliated third party purchased the land and is either reimbursing us for the cost of construction of dealership facilities being constructed on the land or has agreed to purchase the assets from us upon completion of the project. We capitalize the cost of the construction during the construction period and record a corresponding liability equal to the amount of the reimbursed funds. Upon completion of the construction, we will execute the sale-leaseback transaction and remove the cost of construction and the related liability from our Consolidated Balance Sheets. In addition to the sale-leaseback transaction mentioned above, we sold $63.3 million of real estate and related improvements in connection with six sale-leaseback transactions completed during the year ended December 31, 2005. We estimate the incremental annualized rent expense from these seven sale-leaseback transactions, including the sale-leaseback transaction mentioned above, is approximately $3.0 million. The book value of assets associated with construction projects that have not been completed as of December 31, 2005 and December 31, 2004 totaled $2.9 million and $7.1 million, respectively. As of December 31, 2005 there were no liabilities associated with these construction projects. As of December 31, 2004, the book value of liabilities associated with these construction projects totaled $1.6 million.

8.   PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	As of December 31,
	2005	2004
	(In thousands)
Land	$37,713	$37,085
Buildings and leasehold improvements	131,716	132,886
Machinery and equipment	59,598	69,268
Furniture and fixtures	28,457	17,105
Company vehicles	9,396	9,525
Total	266,880	265,869
Less—Accumulated depreciation	(73,423)	(70,081)
Property and equipment, net	$193,457	$195,788

During the years ended December 31, 2005, 2004 and 2003, we capitalized $0.8 million, $1.4 million and $0.8 million, respectively, of interest in connection with various capital projects to upgrade and remodel our facilities. Depreciation expense from continuing operations was $19.7 million, $18.2 million and $17.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

As of December 31, 2005, we had two real estate mortgage notes payable outstanding totaling $26.8 million. These obligations are collateralized by the related real estate with a carrying value of $39.2 million as of December 31, 2005, and mature in 2011.

9.   GOODWILL AND MANUFACTURER FRANCHISE RIGHTS

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 are as follows (in thousands):

Balance as of December 31, 2004	$404,143
Acquisitions	53,180
Adjustments	10,508
Divestitures	(6,181)
Balance as of December 31, 2004	461,650
Acquisitions	6,621
Adjustments	771
Divestitures	(11,637)
Balance as of December 31, 2005	$457,405

Upon completion of our goodwill impairment test on October 1, 2005, the fair value of our tangible and intangible assets exceeded the carrying value of our goodwill and therefore we did not record an impairment of goodwill. Upon completion of our franchise rights impairment test on October 1, 2005, the fair value of each of our dealerships tangible and intangible assets exceeded the carrying value of each of the dealerships’ manufacturer franchise rights, and therefore we did not record an impairment of our manufacturer franchise rights.

The fair market value of our manufacturer franchise rights is determined at the acquisition date through discounting the projected cash flows attributable to each franchise. Manufacturer franchise rights are included in Other Long-term Assets on the accompanying Consolidated Balance Sheets. The changes in the carrying amount of manufacturer franchise rights for the years ended December 31, 2005 and 2004 are as follows (in thousands):

Balance as of December 31, 2003	$38,000
Acquisitions	15,428
Adjustments	(11,210)
Divestitures	(205)
Balance as of December 31, 2004	42,013
Acquisitions	2,629
Divestitures	(1,536)
Other	(1,303)
Balance as of December 31, 2005	$41,803

10.   OTHER LONG-TERM ASSETS

	As of December 31,
	2005	2004
	(In thousands)
Manufacturer franchise rights	$41,803	$42,013
Notes receivable-finance contracts, long-term, net	14,811	19,036
Deferred financing costs	16,659	13,958
Amortizable intangibles	1,050	2,171
Restricted investments, net of current portion	4,247	2,478
Other	16,188	17,859
Total other long-term assets	$94,758	$97,515

11.   FLOOR PLAN NOTES PAYABLE

We have a committed credit facility (the “Committed Credit Facility”) with JPMorgan Chase Bank, N.A. and 17 other financial institutions (the “Syndicate”) which provides us with $650.0 million of borrowing capacity for the purchase of new and used inventory for our non Ford, Lincoln, Mercury, Mazda, Volvo and Land Rover dealerships (“Ford Trustmark”) and non-General Motors dealerships (the “Syndicated Floor Plan Facility”). In addition, Ford Motor Credit Corporation (“FMCC”) and General Motors Acceptance Corporation (“GMAC”) provide us with $150.0 million and $100.0 million of borrowing capacity for the purchase of new vehicle inventory for our Ford Trustmark and General Motors dealerships, respectively. Collectively we refer to these three facilities as our “Floor Plan Facilities.” In total, these commitments give us $900.0 million of floor plan borrowing capacity. In addition, we have total availability of $56.0 million under ancillary floor plan facilities with Comerica Bank and Navistar Financial for our heavy trucks business in Atlanta, Georgia.

We consider floor plan notes payable to a party that is affiliated with vehicle manufacturers from which we purchase new vehicle inventory “floor plan notes payable—manufacturer affiliated” and all other floor plan notes payable “floor plan notes payable—non-manufacturer affiliated.”

We are required to make monthly interest payments on the amount financed, but generally we are not required to repay the principal prior to the sale of the vehicle. Amounts borrowed under the Syndicated Floor Plan Facility are secured by the guarantees of each of our subsidiaries, other than those subsidiaries engaged in the sale of new motor vehicles manufactured by Toyota or Lexus (the “Toyota/Lexus Floor Plan Borrowers”). In addition, amounts borrowed under the Syndicated Floor Plan Facility are secured by certain of our tangible and intangible assets of our non-Ford Trustmark, non-General Motors and non-Toyota/Lexus subsidiaries, and participating subsidiary dealers grant a blanket lien on all the assets of such subsidiaries, including a security interest in the financed vehicles as well as the related sales proceeds. Floor plan loans made to the Toyota/Lexus Floor Plan Borrowers are cross-collateralized by the motor vehicle inventory of these entities, with each Toyota/Lexus Floor Plan Borrower additionally securing its respective borrowings with its assets. Amounts borrowed under the FMCC and GMAC facilities are separately secured by certain of our tangible and intangible assets of our Ford Trustmark and General Motors dealerships, respectively, and participating subsidiary dealers grant a blanket lien on all the assets of such subsidiaries, including a security interest in the financed vehicles as well as the related sales proceeds. The terms of our Floor Plan Facilities impose upon us and our subsidiaries certain financial covenants. As of December 31, 2005 we were in compliance with these financial covenants.

The Syndicated Floor Plan Facility has a 3-year maturity, but provides for an indefinite series of one-year extensions at our request, if approved by the Syndicate. We believe such approval would be obtained. As of December 31, 2005, the maturity was March, 2008 and subsequent to year end the maturity was extended to March, 2009. The FMCC and GMAC facilities have no stated termination date. Borrowings under the Syndicated Floor Plan Facility and the GMAC facility accrue interest based on LIBOR and borrowings under the FMCC facility accrue interest based on the Prime Rate. An event of default on the Revolver portion of the Committed Credit Facility would constitute an event of default under the Syndicated Floor Plan Facility, but only after a 60-day standstill period. The weighted average interest rate on our floor plan notes payable was 4.9% for the years ended December 31, 2005 and 2004.

During the year ended December 31, 2005, we refinanced our floor plan notes payable through the repayment of $334.7 million of floor plan notes payable—non-manufacturer affiliated and $93.4 million of floor plan notes payable—manufacturer affiliated with borrowings from our Syndicated Floor Plan Facility. As a result, during the year ended December 31, 2005, Floor plan notes payable—manufacturer affiliated decreased by $93.4 million and Floor plan notes payable—non-manufacturer affiliated increased by $93.4 million. In addition, during the year ended December 31, 2005 our Floor plan borrowings—non-manufacturer affiliated and Floor plan repayments—non-manufacturer affiliated increased by $334.7 million.

As of December 31, 2005 and 2004, we had $631.2 million and $658.4 million of floor plan notes payable outstanding, respectively, including $16.8 million and $7.5 million classified as Liabilities Associated with Assets Held for Sale.

12.   ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	As of December 31,
	2005	2004
	(In thousands)
Accrued compensation	$28,481	$24,569
Taxes payable	16,491	15,597
Derivative obligation	13,965	—
Accrued finance and insurance chargebacks	8,675	8,461
Accrued interest	8,972	8,308
Accrued insurance	5,502	6,024
Accrued advertising and promotions	3,656	5,099
Accrued employee benefits	1,040	4,950
Customer deposits	1,459	2,969
Liabilities associated with ongoing sale-leaseback construction	—	1,620
Other accrued liabilities	11,802	11,469
Accrued liabilities	$100,043	$89,066

13.   LONG-TERM DEBT

Long-term debt consists of the following:

	As of December 31,
	2005	2004
	(In thousands)
9% Senior Subordinated Notes due 2012	$250,000	$250,000
8% Senior Subordinated Notes due 2014 ($200.0 million face value, net of hedging activity of $8,028 and $2,736, respectively)	191,972	197,264
Mortgage notes payable to banks and financing institutions bearing interest at fixed and variable rates (the weighted average interest rates were 6.4% and 5.7% for years ended December 31, 2005 and 2004, respectively)	26,764	49,732
Notes payable to financing institutions collateralized by service loaner vehicles bearing interest at variable rates (the weighted average interest rates were 5.5% and 4.2% for the years ended December 31, 2005 and 2004, respectively), maturing at various dates during 2006 and 2005, respectively	21,676	21,627
Capital lease obligations	4,548	4,421
Other notes payable	1,989	3,372
	496,949	526,416
Less: current portion	(24,522)	(33,880)
Long-term debt	$472,427	$492,536

The aggregate maturities of long-term debt as of December 31, 2005, are as follows (in thousands):

2006	$24,522
2007	1,952
2008	1,798
2009	1,445
2010	1,304
Thereafter	473,956	*
	$504,977	*

*                    Does not include $8,028 of fair value hedge which reduces the book value of our 8% Subordinated Notes due 2014

9% Senior Subordinated Notes due 2012

In June 2002, we issued our 9% Senior Subordinated Notes due 2012 (the “9% Notes”) in the aggregate principal amount of $250.0 million, receiving net proceeds of $241.3 million. The costs related to the issuance of the notes were capitalized and are being amortized to interest expense over the term of the notes We pay interest on these notes on June 15 and December 15 of each year until maturity on June 15, 2012. At any time on or after June 15, 2007, we may, at our option, choose to redeem all or a portion of these notes at the redemption prices set forth in the 9% Notes indenture. At any time before June 15,

2007, we may, at our option, choose to redeem all or a portion of the notes at a price equal to 100% of their principal amount plus the make-whole premium set forth in the indenture.

Our 9% Notes are guaranteed by  all of our current subsidiaries. We have also agreed to have all of our future subsidiaries become guarantors upon their formation or acquisition. The 9% Notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors’ current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equally with, or is subordinated in right of payment to, the 9% Notes and subsidiary guarantees. The 9%  Notes rank equally with all of our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including the 8% Senior Subordinated Notes due 2014 (the “8% Notes”). The terms of our 9% Notes, in certain circumstances, restrict our ability to, among other things, incur additional indebtedness and sell assets.

8% Senior Subordinated Notes due 2014

In December 2003, we issued our 8% Notes in the aggregate principal amount of $200.0 million, receiving net proceeds of $193.3 million.. The costs related to the issuance of these notes were capitalized and are being amortized to interest expense over the term of these notes.. We pay interest on these notes on March 15 and September 15 of each year until maturity on March 15, 2014. At any time on or after March 15, 2009, we may, at our option, choose to redeem all or a portion of these notes at the redemption prices set forth in the indenture governing our 8% Notes. On or before March 15, 2007, we may, at our option, use the net proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of these notes at a redemption price set forth in the note indenture and unpaid interest thereon. At any time before March 15, 2009, we may, at our option, choose to redeem all or a portion of these notes at a price equal to 100% of their principal amount plus the make-whole premium set forth in the note indenture.

Our 8% Notes are guaranteed by all of our current subsidiaries, other than our current Toyota and Lexus dealership subsidiaries (see Note 23). We have also agreed to have all of our future subsidiaries, other than our future Toyota and Lexus subsidiaries, become guarantors upon their formation or acquisition. The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors’ current and future indebtedness, other than trade payables, except any future indebtedness that expressly provides that it ranks equally with, or is subordinated in right of payment to, the notes and subsidiary guarantees. The notes rank equally with all of our and our subsidiary guarantors’ existing and future senior subordinated indebtedness, including our 9% Notes  and our subsidiaries’ guarantees thereof, except for guarantees of our 9%  Notes  by our present and future Toyota and Lexus dealership subsidiaries, which do not and will not be required to guarantee our 8% Notes, except under certain circumstances. The notes are effectively subordinated to all existing and future indebtedness and liabilities of our current and future Toyota and Lexus dealership subsidiaries. The terms of our 8% Notes, in certain circumstances, restrict our ability to, among other things, incur additional indebtedness and sell assets.

Credit Facility—

On March 23, 2005, we entered into our Committed Credit Facility with the Syndicate, and  FMCC. Concurrently with entering into the Committed Credit Facility, we terminated our First Amended and Restated Credit Agreement with FMCC, GMAC and DaimlerChrysler Financial Services North America

LLC (“DCFS”). In addition to the floor plan borrowing capacity, the Committed Credit Facility provides $150.0 million of working capital borrowing capacity (the “Revolver”).

During the year ended December 31, 2005, we borrowed $15.0 million from the Revolver, of which $8.2 million was used for the purchase of real estate on which two of our dealerships are located. The remainder of the borrowings was used for general corporate purposes. During the year ended December 31, 2005, we repaid the $15.0 million borrowed from our Committed Credit Facility.

The Committed Credit Facility has a 3-year maturity, but provides for an indefinite series of one-year extensions at our request, if approved by the Syndicate. We believe such approval would be obtained. As of December 31, 2005, the maturity was March, 2008 and subsequent to year end the maturity was extended to March, 2009.

Amounts borrowed under the New Committed Credit Facility are secured by certain of our tangible and intangible assets and the guarantees of each of our subsidiaries, other than Toyota/Lexus Floor Plan Borrowers.

The terms of the Committed Credit Facility require us on an ongoing basis to meet certain financial ratios, as defined in our Committed Credit Facility, including a Current Ratio of at least 1.2 to 1, a Fixed Charge Coverage Ratio of not less than 1.2 to 1, a Total Leverage Ratio of not greater than 4.5 to 1, and an Adjusted Net Worth of not less than $350.0 million. It also includes customary conditions with respect to incurring new indebtedness and places limitations on our ability to pay cash dividends and repurchase shares of our common stock.

The Committed Credit Facility also contains customary events of default, including change of control, non-payment of obligations and cross-defaults to our other indebtedness. Payments under the Committed Credit Facility may be accelerated upon the occurrence of an event of default that is not otherwise waived or cured, subject to certain provisions. As of December 31, 2005, we were in compliance with all of the covenants of the Committed Credit Facility.

Borrowing under the Revolver will accrue interest based on LIBOR.

Mortgage Notes Payable—

As of December 31, 2005, we had two real estate mortgage notes payable outstanding. These obligations are collateralized by the related real estate with a carrying value of $39.2 million as of December 31, 2005, and mature in 2011. The terms of our mortgage notes payable require us on an ongoing basis to meet certain financial ratios and covenants. As of December 31, 2005, we were in compliance with financial ratios and other ongoing covenants required by the terms of our mortgage notes payable.

14.   FINANCIAL INSTRUMENTS

We have entered into two forward starting interest rate swaps with a combined notional principal amount of $170.0 million. Both swaps were designed to provide a hedge against the changes in interest rates of our variable rate floor plan notes payable for a period of eight years beginning in March 2006, and qualified for cash flow hedge accounting treatment. As of December 31, 2005 and December 31, 2004, the swaps had a fair value of $5.9 million and $7.1 million, and are included in Accrued Liabilities and Other

Long-Term Liabilities, respectively, on the accompanying Consolidated Balance Sheets. During the period between December 31, 2005 and March 1, 2006 the fair value of these swaps had declined to $4.1 million, and on March 1, 2006 both swap positions were liquidated. Because the cash flows being hedged by these swaps are related floor plan notes payable that are still outstanding and are expected to remain outstanding until the designated maturity of the swap agreements, the amount recognized in Accumulated Other Comprehensive Income as of the termination date will be amortized into earnings through March 2014. We expect to recognize additional floor plan interest expense of $0.8 million during 2006 as a result of this amortization.

We have entered into an interest rate swap with a notional principal amount of $200.0 million as a fair value hedge of our 8% Notes. Under the terms of the swap agreement, we make variable rate payments based on six-month LIBOR and receive a fixed rate of 8.0%. This swap agreement was designated and qualifies as a fair value hedge and is perfectly effective. As a result, our 8% Notes have been adjusted by the fair value of the related swap. As of December 31, 2005 and December 31, 2004, the swap agreement had a fair value of $8.0 million and $2.7 million and is included in Accrued Liabilities and Other Long-Term Liabilities, respectively, on the accompanying Consolidated Balance Sheets. During the period between December 31, 2005 and March 1, 2006 the fair value of this swap had increased to $9.1 million and on March 1, 2006 the swap position was liquidated. Fair value hedge accounting requires adjusting the carrying value of the underlying hedged security, such that a new amortization is required to accrete the debt back to its face amount when the hedge is terminated. Therefore, we expect to recognize additional other interest expense of $0.9 million during 2006 as a result of this amortization.

We have entered into an interest rate swap with a current notional principal amount of $14.7 million. The swap was designed to provide a hedge against changes in interest rates of our variable rate mortgage notes payable and qualifies for cash flow hedge accounting treatment. Under the terms of the swap agreement, we make payments based on a fixed rate of 6.08% and receive a variable rate cash flows based on one-month LIBOR. As of December 31, 2005, the swap agreement had a fair value of $0.3 million, which was included in Other Long-Term Assets on the accompanying Consolidated Balance Sheets. As of December 31, 2004, the swap agreement had a fair value of $0.2 million, which was included in Other Long-Term Liabilities on the accompanying Consolidated Balance Sheets.

15.   INCOME TAXES

The components of our income tax provisions from continuing operations are as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)
Current:
Federal	$33,308	$14,928	$31,518
State	2,352	1,017	3,301
Subtotal	35,660	15,945	34,819
Deferred:
Federal	(2,162)	12,378	(6,466)
State	1,246	1,525	(834)
Subtotal	(916)	13,903	(7,300)
Total	$34,744	$29,848	$27,519

A reconciliation of the statutory federal rate to the effective tax rate from continuing operations is as follows:

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)
Provision at the statutory rate	$32,479	$28,023	$25,346
Increase (decrease) resulting from:
State income tax, net	1,969	1,614	1,984
Other	296	211	189
Provision for income taxes	$34,744	$29,848	$27,519

The tax effects of these temporary differences representing deferred tax assets (liabilities) result principally from the following:

	December 31,
	2005	2004
	(In thousands)
Reserves and accruals	$16,466	$18,817
Net operating loss and alternative minimum tax credit carryforwards	357	932
Tax benefit of capital loss carryback	7,442	—
Intangible amortization	(34,616)	(28,752)
Depreciation	(15,907)	(16,836)
Hedging activity	2,153	2,747
Valuation allowance	(357)	(636)
Other	—	(1,056)
Net deferred tax liability	$(24,462)	$(24,784)

	December 31,
	2005	2004
	(In thousands)
Balance sheet classification:
Deferred tax assets:
Current	$19,825	$16,734
Long term	7,652	7,591
Deferred tax liabilities:
Current	—	(1,158)
Long term	(51,939)	(47,951)
Net deferred tax liability	$(24,462)	$(24,784)

We have state net operating loss (“NOL”) carryforwards of $12.2 million that are attributable to certain of our “C” corporation subsidiaries. The state NOL carryforwards begin to expire in 2009. Pursuant to our accounting policy, a valuation allowance was recorded on these carryforwards.

16.   DISCONTINUED OPERATIONS AND DIVESTITURES

During the year ended December 31, 2005, we placed ten franchises (eight dealership locations) into discontinued operations and sold ten franchises (six dealership locations ), six franchises (four dealership locations) of which were placed into discontinued operations in 2005. As of December 31, 2005, four franchises (four dealership locations) were pending disposition.  During the six months ended June 30, 2006, we sold six franchises (five dealership locations) including the four franchises (four dealership locations) that were pending disposition as of December 31, 2005.  As of June 30, 2006 one franchise and one ancillary business were pending disposition.  The accompanying Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003 have been reclassified to reflect the status of our discontinued operations as of June 30, 2006.

The following table provides further information regarding our discontinued operations as of June 30, 2006, and includes the results of businesses sold prior to June 30, 2006, and businesses pending disposition as of June 30, 2006:

	For the Year Ended December 31, 2005			For the Year Ended December 31, 2004			For the Year Ended December 31, 2003
	Sold	Pending Disposition(a)	Total	Sold(c)	Pending Disposition(a)	Total	Sold(b)	Pending Disposition(a)	Total
	(Dollars in thousands)
Franchises:
Mid-line Domestic	10	—	10	14	—	14	13	—	13
Mid-line Import	3	—	3	9	—	9	10	—	10
Value	2	—	2	5	—	5	8	—	8
Luxury	1	1	2	2	1	3	2	1	3
Total	16	1	17	30	1	31	33	1	34

Ancillary Businesses	1	1	2	1	1	2	3	1	4

Revenues	$371,319	$12,970	$384,289	$585,921	$14,384	$600,305	$658,138	$10,672	$668,810
Cost of sales	319,288	4,178	323,466	498,604	5,512	504,116	557,343	2,810	560,153
Gross profit	52,031	8,792	60,823	87,317	8,872	96,189	100,795	7,862	108,657
Operating expenses	58,640	6,993	65,633	85,119	6,723	91,842	99,772	5,883	105,655
Impairment	—	—	—	—	—	—	37,930	—	37,930
Income (loss) from operations	(6,609)	1,799	(4,810)	2,198	2,149	4,347	(36,907)	1,979	(34,928)
Other income (expense), net	(4,271)	(64)	(4,335)	(3,588)	4	(3,584)	(3,734)	(2)	(3,736)
Gain/(loss) on disposition of discontinued operations	637	—	637	(79)	—	(79)	(123)	—	(123)
Income (loss) before income taxes	(10,243)	1,735	(8,508)	(1,469)	2,153	684	(40,764)	1,977	(38,787)
Income tax benefit (expense)	12,187 (d)	(651)	11,536	(23)	(807)	(830)	9,826	(751)	9,075
Discontinued operations, net of tax	$1,944	$1,084	$3,028	$(1,492)	$1,346	$(146)	$(30,938)	$1,226	$(29,712)

(a)             Businesses pending disposition as of  June 30, 2006

(b)            Businesses were sold between January 1, 2003 and June 30, 2006

(c)             Businesses were sold between January 1, 2004 and June 30, 2006

(d)            Includes an $8.8 million tax benefit from the sale of stock of an Oregon business

17.   SUPPLEMENTAL CASH FLOW INFORMATION

During the years ended December 31, 2005, 2004 and 2003, we made interest payments, net of amounts capitalized, totaling $75.9 million, $61.7 million and $53.9 million, respectively. During each of the years ended December 31, 2005 and 2004, we received $4.9 million of proceeds associated with our interest rate swap agreement that was entered into in December 2003 in connection with the issuance of our 8% Notes.

During the years ended December 31, 2005, 2004 and 2003, we made income tax payments totaling $25.5 million, $24.2 million and $16.6 million, respectively.

During the year ended December 31, 2004, we executed a sale-leaseback transaction, which resulted in the removal of approximately $17.6 million from Assets Held for Sale and Liabilities Associated with Assets Held for Sale from our Consolidated Balance Sheets.

During the year ended December 31, 2005, 2004 and 2003, we entered into capital leases totaling $1.3 million, $1.1 million and $3.7 million, respectively.

18.   LEASE OBLIGATIONS

We lease various facilities, real estate and equipment under long-term operating lease agreements. In instances where we entered into leases in which the rent escalates at fixed rates over time, we record the rent expense on a straight-line basis over the life of the lease. Rent expense from continuing operations totaled $47.9 million, $38.3 million and $25.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

During 2005 we exercised an option to purchase certain real estate in Texas on which we operate dealerships and were previously leasing, for $57.0 million. We simultaneously entered into a sale-leaseback agreement where we sold approximately $44.7 million of the real estate purchased and $14.2 million of leasehold improvements to a third party and entered into a long-term operating lease with the buyer. We do not expect our rent expense on the $44.7 million of previously leased real estate to materially change. In addition, we entered into six other sale-leaseback transactions resulting in the sale of $18.9 million of real estate and the commencement of long-term operating leases. We estimate the incremental annualized rent associated with these leases will be approximately $3.0 million. In addition, we had $11.9 million of completed construction projects associated with pending sale-leaseback transactions and $2.9 million of ongoing constructions projects, which were included in Assets Held for Sale and Other Current Assets, respectively, on our Consolidated Balance Sheet as of December 31, 2005. We expect to complete these construction projects and execute the associated sale-leaseback transactions in 2006.

Future minimum payments under long-term, non-cancelable leases as of December 31, 2005, are as follows:

	Operating	Capital	Total
	(In thousands)
2006	$57,802	$1,033	$58,835
2007	55,679	943	56,622
2008	54,696	728	55,424
2009	49,135	446	49,581
2010	46,683	330	47,013
Thereafter	317,861	3,920	321,781
Total minimum lease payments	$581,856	7,400	$589,256
Less: amount representing interest		(2,852)
Present value of net minimum lease payments		4,548
Less: current portion		(714)
Total long-term capital lease obligation		$3,834

19.   COMMITMENTS AND CONTINGENCIES

A significant portion of our vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States of America. As a result, our operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in foreign countries. The United States of America or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

Manufacturers may direct us to implement costly capital improvements to dealerships as a condition upon entering into franchise agreements with them. Manufacturers also typically require that their franchises meet specific standards of appearance. These factors, either alone or in combination, could cause us to divert our financial resources to capital projects from uses that management believes may be of higher long-term value, such as acquisitions.

Substantially all of our facilities are subject to federal, state and local provisions regarding the discharge of materials into the environment. Compliance with these provisions has not had, nor do we expect such compliance to have, any material effect upon our capital expenditures, net earnings, financial condition, liquidity or competitive position. We believe that our current practices and procedures for the control and disposition of such materials comply with applicable federal, state and local requirements.

From time to time, we and our dealerships are named in claims involving the manufacture and sale of motor vehicles, including but not limited to the charging of administrative fees, the operation of dealerships, contractual disputes and other matters arising in the ordinary course of our business. With respect to certain of these claims, the sellers of dealerships we have acquired have indemnified us. We do not expect that any potential liability from these claims will materially affect our financial condition, liquidity, results of operations or financial statement disclosures.

Our dealerships hold dealer agreements with a number of vehicle manufacturers. In accordance with the individual dealer agreements, each dealership is subject to certain rights and restrictions typical of the industry. The ability of the manufacturers to influence the operations of the dealerships or the loss of a dealer agreement could have a negative impact on our operating results.

20.   RELATED PARTY TRANSACTIONS

Certain of our directors, shareholders and their affiliates, and regional management, have engaged in transactions with us. These transactions primarily relate to long-term operating leases of our facilities. We believe that these transactions and our other related party transactions involve terms comparable to what would be obtained from unaffiliated third parties.

For the years ended December 31, 2005, 2004 and 2003, $13.4 million, $13.5 million and $13.4 million, respectively, of lease payments were made to entities controlled by our directors, shareholders or employees.

For the years ended December 31, 2004 and 2003, $0.1 million and $0.6 million, respectively, were paid to an advertising entity in which one of our former directors had a substantial interest.

During each of the years ended December 31, 2005 and 2004, we paid $0.1 million in legal fees to a law firm in which one of our directors is of counsel.

In 2005, we sold thirteen vehicles to members of our board of directors and/or their immediate family for a total of $0.6 million. In 2004, we sold two vehicles to two members of our board of directors for a total of $0.2 million.

In 2004, we sold one dealership facility (three franchises) to a member of our board of directors for $7.4 million. After the allocation of $3.7 million of goodwill, the book value approximated the selling price of the franchises sold.  In 2005, we repaid this member of our board of directors $0.3 million as final settlement of the sale of this transaction.

In 2003, we purchased land for $0.8 million, sold it to one of our directors for $0.8 million and entered into a long-term operating lease with the director for the property. The land is contiguous to other property owned by this director, for which we currently have long-term operating leases.

In 2003, we acquired one dealership facility (five franchises) with annualized revenue of approximately $47.0 million from an executive of one of our regions for $8.0 million.

21.   EMPLOYEE BENEFIT PLANS

Stock-based Compensation Plans

We have established two stock-based compensation plans under which we may grant non-qualified stock options and restricted stock units to our directors, officers and employees at fair market value on the date of the grant. For all the plans, the stock options and restricted stock units become exercisable between two and three years from the date of grant and expire ten years from the date of grant. As of December 31, 2005, there were approximately 2,358,000 stock-based awards available for grant under our stock-based compensation plans.

	Stock Options	Weighted Average Exercise Price
Options outstanding December 31, 2002	2,112,421	$16.31
Granted	942,850	$12.03
Exercised	(22,008)	$13.43
Cancelled	(234,866)	$14.78
Options outstanding December 31, 2003	2,798,397	$15.02
Granted	1,162,927	$14.87
Exercised	(141,751)	$13.18
Cancelled	(416,576)	$14.48
Options outstanding December 31, 2004	3,402,997	$15.11
Granted	60,000	$14.72
Exercised	(271,493)	$13.19
Cancelled	(250,242)	$14.25
Options outstanding December 31, 2005	2,941,262	$15.35

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contract Life Years	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$6.00—$9.99	31,600	7.0	$7.93	28,000	$8.17
$10.00—$14.99	1,255,952	7.8	$13.06	593,543	$12.56
$15.00—$17.99	1,653,710	3.7	$17.23	1,476,086	$17.26
	2,941,262	5.5	$15.35	2,097,629	$15.81

The weighted average fair value of stock options granted during 2005, 2004 and 2003 was $5.85, $6.39 and $6.63, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

	2005	2004	2003
Expected life of option	4 years	4 years	5 years
Risk-free interest rate	4.4%	3.3%	2.7%
Expected volatility	42%	51%	63%
Expected dividend yield	NA	NA	NA

Employee Retirement Plan

We sponsor the Asbury Automotive Retirement Savings Plan (the “Plan”), a 401(k) plan, for eligible employees except for the employees of one of our dealer groups, which maintains a separate retirement plan. Employees are eligible to participate in the Plan after one year of service. Employees electing to participate in the Plan may contribute up to 40% of their annual compensation limited to the maximum amount that can be deducted for income tax purposes each year. We match 50% of employees’ contributions up to 4% of their base compensation, with a maximum match of 2% of an employee’s salary. Employer contributions vest ratably over three years after entering the Plan. Expenses from continuing operations related to employer matching contributions totaled $2.8 million, $2.5 million and $2.5 million for the year ended December 31, 2005, 2004 and 2003, respectively.

Deferred Compensation Plan

We sponsor the Asbury Automotive Wealth Accumulation Plan (the “Deferred Compensation Plan”) wherein eligible employees, generally those at senior levels, may elect to defer a portion of their annual compensation. Participants are 100% vested in their respective deferrals and the earnings thereon. Annually, we may elect to match a portion of certain eligible employee’s contributions. The employee deferral match expense totaled $0.5 million for the year ended December 31, 2005. Each annual employee deferral match vests in full three years from the date on which the employee deferral match is funded. The total liability associated with employee deferrals was $4.7 million as of December 31, 2005. We maintain an investment portfolio, included in Restricted Investments on our Consolidated Balance Sheets, the value of which approximates the liability associated with employee deferrals.

22.          CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Our 8% Senior Subordinated Notes due 2014 and our Committed Credit Facility are guaranteed by all of our current subsidiaries, other than our current Toyota and Lexus dealership subsidiaries, and all of our future domestic restricted subsidiaries, other than our future Toyota and Lexus dealership facilities. The following tables set forth, on a condensed consolidating basis, our balance sheets, statements of income and statements of cash flows, for our guarantor and non-guarantor subsidiaries for all financial statement periods presented in our Consolidated Financial Statements.

Condensed Consolidating Balance Sheet
December 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$57,194	$—	$—	$57,194
Inventories	—	658,820	50,971	—	709,791
Other current assets	—	334,403	32,294	—	366,697
Assets held for sale	—	51,498	—	—	51,498
Total current assets	—	1,101,915	83,265	—	1,185,180
Property and equipment, net	—	187,077	6,380	—	193,457
Goodwill	—	404,203	53,202	—	457,405
Other assets	—	94,470	288	—	94,758
Investment in subsidiaries	547,766	71,809	—	(619,575)	—
Total assets	$547,766	$1,859,474	$143,135	$(619,575)	$1,930,800
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable—Manufacturer affiliated	$—	$204,044	$—	$—	$204,044
Floor plan notes payable—Non-Manufacturer affiliated	—	368,213	42,125	—	410,338
Other current liabilities	—	167,929	29,068	—	196,997
Liabilities associated with assets held for sale	—	26,847	—	—	26,847
Total current liabilities	—	767,033	71,193	—	838,226
Long-term debt	—	472,359	68	—	472,427
Other liabilities	—	72,316	65	—	72,381
Shareholders’ equity	547,766	547,766	71,809	(619,575)	547,766
Total liabilities and shareholders’ equity	$547,766	$1,859,474	$143,135	$(619,575)	$1,930,800

Condensed Consolidating Balance Sheet
December 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$28,093	$—	$—	$28,093
Inventories	—	713,205	48,352	—	761,557
Other current assets	—	286,675	40,933	—	327,608
Assets held for sale	—	25,748	—	—	25,748
Total current assets	—	1,053,721	89,285	—	1,143,006
Property and equipment, net	—	190,706	5,082	—	195,788
Goodwill	—	400,338	61,312	—	461,650
Other assets	—	79,435	18,080	—	97,515
Investment in subsidiaries	481,732	130,098	—	(611,830)	—
Total assets	$481,732	$1,854,298	$173,759	$(611,830)	$1,897,959
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable - Manufacturer affiliated	$—	$336,369	$—	$—	$336,369
Floor plan notes payable - Non-Manufacturer affiliated	—	277,170	37,409	—	314,579
Other current liabilities	—	170,227	5,797	—	176,024
Liabilities associated with assets held for sale	—	20,538	—	—	20,538
Total current liabilities	—	804,304	43,206	—	847,510
Long-term debt	—	492,499	37	—	492,536
Other liabilities	—	75,763	418	—	76,181
Shareholders’ equity	481,732	481,732	130,098	(611,830)	481,732
Total liabilities and shareholders’ equity	$481,732	$1,854,298	$173,759	$(611,830)	$1,897,959

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenues	$—	$4,833,587	$663,137	$(6,793)	$5,489,931
Cost of sales	—	4,104,977	566,504	(6,793)	4,664,688
Gross profit	—	728,610	96,633	—	825,243
Operating expenses:
Selling, general and administrative	—	575,573	68,837	—	644,410
Depreciation and amortization	—	18,188	1,482	—	19,670
Income from operations	—	134,849	26,314	—	161,163
Other income (expense):
Floor plan interest expense	—	(26,940)	(1,777)	—	(28,717)
Other interest expense	—	(35,516)	(5,325)	—	(40,841)
Other income, net	—	1,154	38	—	1,192
Equity in earnings of subsidiaries	61,081	11,297	—	(72,378)	—
Total other expense, net	61,081	(50,005)	(7,064)	(72,378)	(68,366)
Income before income taxes	61,081	84,844	19,250	(72,378)	92,797
Income tax expense	—	27,525	7,219	—	34,744
Income from continuing operations	61,081	57,319	12,031	(72,378)	58,053
Discontinued operations, net of tax	—	3,762	(734)	—	3,028
Net income	$61,081	$61,081	$11,297	$(72,378)	$61,081

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenues	$—	$4,338,885	$589,440	$(8,880)	$4,919,445
Cost of sales	—	3,681,664	504,708	(8,880)	4,177,492
Gross profit	—	657,221	84,732	—	741,953
Operating expenses:
Selling, general and administrative	—	524,495	62,352	—	586,847
Depreciation and amortization	—	16,923	1,285	—	18,208
Income from operations	—	115,803	21,095	—	136,898
Other income (expense):
Floor plan interest expense	—	(17,918)	(1,296)	—	(19,214)
Other interest expense	—	(34,892)	(4,161)	—	(39,053)
Other income, net	—	1,349	87	—	1,436
Equity in earnings of subsidiaries	50,073	10,282	—	(60,355)	—
Total other expense, net	50,073	(41,179)	(5,370)	(60,355)	(56,831)
Income before income taxes	50,073	74,624	15,725	(60,355)	80,067
Income tax expense	—	23,951	5,897	—	29,848
Income from continuing operations	50,073	50,673	9,828	(60,355)	50,219
Discontinued operations, net of tax	—	(600)	454	—	(146)
Net income	$50,073	$50,073	$10,282	$(60,355)	$50,073

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2003

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Revenues	$—	$3,638,596	$559,730	$(9,958)	$4,188,368
Cost of sales	—	3,076,763	481,632	(9,958)	3,548,437
Gross profit	—	561,833	78,098	—	639,931
Operating expenses:
Selling, general and administrative	—	441,277	56,060	—	497,337
Depreciation and amortization	—	16,429	1,133	—	17,562
Income from operations	—	104,127	20,905	—	125,032
Other income (expense):
Floor plan interest expense	—	(13,486)	(1,108)	—	(14,594)
Other interest expense	—	(36,558)	(3,374)	—	(39,932)
Other income (expense), net	—	2,277	(365)	—	1,912
Equity in earnings of subsidiaries	15,187	10,064	—	(25,251)	—
Total other expense, net	15,187	(37,703)	(4,847)	(25,251)	(52,614)
Income before income taxes	15,187	66,424	16,058	(25,251)	72,418
Income tax expense	—	21,417	6,102	—	27,519
Income from continuing operations	15,187	45,007	9,956	(25,251)	44,899
Discontinued operations, net of tax	—	(29,820)	108	—	(29,712)
Net income	$15,187	$15,187	$10,064	$(25,251)	$15,187

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$—	$(53,124)	$12,667	$—	$(40,457)
Cash flow from inventing activites:
Capital expenditures	—	(75,021)	(3,042)	—	(78,063)
Acquisitions	—	(24,613)	—	—	(24,613)
Other investing activites	—	71,484	42	—	71,526
Net cash used in investing activities	—	(28,150)	(3,000)	—	(31,150)
Cash flow from financing activities:
Floor Plan Borrowings—Non-Manufacturer Affilated	—	2,642,901	517,781	—	3,160,682
Floor Plan Repayments—Non-manufacturer affiliated	—	(2,535,082)	(513,065)	—	(3,048,147)
Proceed from borrowings	—	24,531	—	—	24,531
Repayments of debt issuance costs	—	(4,975)	—	—	(4,975)
Repayments of debt	—	(50,075)	(21)	—	(50,096)
Proceeds from the sale of assets associated with sale-leaseback agreements	—	15,132	—	—	15,132
Intercompany financing, net	—	14,362	(14,362)	—	—
Other financing activities	—	3,581	—	—	3,581
Net cash provided by (used in) financing activities	—	110,375	(9,667)	—	100,708
Net increase in cash and cash equivalents	—	29,101	—	—	29,101
Cash and cash equivalents, beginning of year	—	28,093	—	—	28,093
Cash and cash equivalents, end of year	$—	$57,194	$—	$—	$57,194

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$—	$(35,056)	$17,193	$—	$(17,863)
Cash flow from investing activities:
Capital expenditures	—	(67,245)	(2,227)	—	(69,472)
Acquisitions	—	(108,323)	—	—	(108,323)
Other investing activities	—	52,423	127	—	52,550
Net cash used in investing activities	—	(123,145)	(2,100)	—	(125,245)
Cash flow from financing activities:
Floor Plan Borrowings—Non-Manufacturer Affiliated	—	1,891,143	469,100	—	2,360,243
Floor Plan Repayments—Non-manufacturer affiliated	—	(1,867,022)	(475,272)	—	(2,342,294)
Proceeds from borrowings	—	21,606	—	—	21,606
Repayments of debt	—	(91,791)	(9)	—	(91,800)
Proceeds from the sale of assets associated with sale-leaseback agreements	—	114,607	266	—	114,873
Intercompany financing, net	—	16,962	(16,962)	—	—
Other financing activities	—	1,862	—	—	1,862
Net cash provided by (used in) financing activities	—	87,367	(22,877)	—	64,490
Net decrease in cash and cash equivalents	—	(70,834)	(7,784)	—	(78,618)
Cash and cash equivalents, beginning of year	—	98,927	7,784	—	106,711
Cash and cash equivalents, end of year	$—	$28,093	$—	$—	$28,093

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2003

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
	(In thousands)
Net cash provided by operating activities	$—	$56,550	$6,039	$—	$62,589
Cash flow from investing activities:
Capital expenditures	—	(53,523)	(1,110)	—	(54,633)
Acquisitions	—	(117,953)	—	—	(117,953)
Other investing activities	—	61,519	—	—	61,519
Net cash used in investing activities	—	(109,957)	(1,110)	—	(111,067)
Cash flow from financing activities:
Floor Plan Borrowings—non-manufacturer affiliated	—	1,553,416	444,002	—	1,997,418
Floor Plan Repayments—non-manufacturer affiliated	—	(1,508,576)	(444,878)	—	(1,953,454)
Proceeds from issuance of senior subordinated notes	—	200,000	—	—	200,000
Payment of debt issuance costs	—	(6,740)	—	—	(6,740)
Proceeds from borrowings	—	115,510	—	—	115,510
Repayments of debt	—	(207,640)	(103)	—	(207,743)
Other financing activities	—	295	—	—	295
Purchase of treasury stock	—	(9,700)	—	—	(9,700)
Distributions to members	—	(3,010)	—	—	(3,010)
Net cash provided by (used in) financing activities	—	133,555	(979)	—	132,576
Net increase in cash and cash equivalents	—	80,148	3,950	—	84,098
Cash and cash equivalents, beginning of year	—	18,779	3,834	—	22,613
Cash and cash equivalents, end of year	$—	$98,927	$7,784	$—	$106,711

23.   CONDENSED QUARTERLY REVENUES AND EARNINGS (UNAUDITED):

	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share data)
Year Ended December 31, 2005
Revenues	$1,278,888	$1,417,787	$1,457,860	$1,335,396
Gross profit	$194,497	$209,459	$217,328	$203,959
Net income	$9,640	$15,986	$14,953	$20,502
Net income per common share:
Basic(1)	$0.30	$0.49	$0.46	$0.62
Diluted(1)	$0.29	$0.49	$0.45	$0.62
Year Ended December 31, 2004
Revenues	$1,098,651	$1,252,576	$1,276,225	$1,291,993
Gross profit	$168,302	$188,130	$188,348	$197,173
Net income	$10,364	$14,748	$12,116	$12,845
Net income per common share (basic and diluted)(1)	$0.32	$0.45	$0.37	$0.39

(1)             The sum of income per common share for the four quarters does not equal total income per common share due to changes in the average number of shares outstanding during the respective periods.

24.   SUBSEQUENT EVENTS

During the six months ended June 30, 2006, we sold six franchises (five dealership locations) for proceeds of approximately $42.0 million, resulting in a net gain of $2.6 million.  Included in these sales were four franchises (four dealership locations) that were pending disposition as of December 31, 2005.

In March 2006, we amended our Committed Credit Facility to include DCFS in the Syndicate and extend the maturity of the Committed Credit Facility to March 2009. In addition, DCFS will provide $120.0 million of floor plan financing outside of the Syndicate to finance inventory purchases at our Mercedes, Chrysler, Dodge and Jeep dealerships. Subsequent to the signing of this amendment, floor plan borrowings from DCFS will be included in Floor Plan Notes Payable—Manufacturer Affiliated on our Consolidated Balance Sheets. The DCFS facility has no stated termination date and borrowings will accrue interest based on LIBOR. In addition, we reduced the borrowing capacity of the Revolver from $150.0 million to $125.0 million and reduced the commitment of the Syndicate to finance our inventory purchases from $650.0 million to $425.0 million.

On July 31, 2006, our Board of Directors declared a quarterly dividend of $0.20 per common share payable on August 24, 2006 to shareholders of record as of August 11, 2006.